     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 2, 1996
                                                            Registration No. 33-



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               _________________
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               _________________

                    AMERICAN PHYSICIANS SERVICE GROUP, INC.
             (Exact name of registrant as specified in its charter)

            TEXAS                                      75-1458323
(State or other jurisdiction of                    (I.R.S. Employer
incorporation or organization)                    Identification No.)

                         1301 CAPITAL OF TEXAS HIGHWAY
                              AUSTIN, TEXAS 78746
                                 (512) 328-0888
          (Address of principal executive offices, including zip code)
                              ____________________



                    AMERICAN PHYSICIANS SERVICE GROUP, INC.
                  1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

                           (Full title of the plans)

                                  W. H. HAYES
                  SENIOR VICE PRESIDENT-FINANCE AND SECRETARY
                         1301 CAPITAL OF TEXAS HIGHWAY
                              AUSTIN, TEXAS 78746
                                 (512) 328-0888
           (Name, address and telephone number of agent for service)

                                    copy to:

                                 JIM A. WATSON
                              HAROLD J. HERMAN II
                             VINSON & ELKINS L.L.P.
                           3700 TRAMMELL CROW CENTER
                                2001 ROSS AVENUE
                            DALLAS, TEXAS 75201-2975
                                 (214) 220-7700

                        CALCULATION OF REGISTRATION FEE

           TITLE OF                             PROPOSED MAXIMUM  PROPOSED MAXIMUM
       SECURITIES TO BE          AMOUNT TO BE    OFFERING PRICE      AGGREGATE         AMOUNT OF
          REGISTERED              REGISTERED       PER SHARE*     OFFERING PRICE*   REGISTRATION FEE
- ----------------------------------------------------------------------------------------------------
Common Stock, $.10 par value
 per share  .................   200,000 shares        $9.75          $1,950,000           $673
- ----------------------------------------------------------------------------------------------------

  * Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, and based on the average of the high and low prices of the Common Stock reported on The Nasdaq National Market on June 27, 1996.

                                    PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.
         ---------------------------------------

  The following documents have been filed with the Securities and Exchange Commission (the "Commission") by American Physicians Service Group, Inc., a Texas corporation (the "Company'), and are incorporated herein by reference and made a part hereof:

  (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995;

  (b) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996;

  (c) The description of the Common Stock contained in the Company's Form 8-A, dated January 6, 1984, for registration of the Common Stock pursuant to
      Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), subsequent to the effective date hereof and prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4.  DESCRIPTION OF SECURITIES.
         -------------------------

  Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.
         --------------------------------------

  Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
         -----------------------------------------

  Article 2.02-1 of the Texas Business Corporation Act (the "TBCA") provides that a Texas corporation shall have the power to indemnify anyone who was, is, or is threatened to be made a named defendant or respondent to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, or any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding, because such person is or was a director of the corporation, provided that (i) such person conducted himself in good faith, (ii) such person reasonably believed (A) that in the case of conduct in his official capacity as a director of the corporation that his conduct was in the corporation's best interests, and (B) in all other cases, that his conduct was at least not opposed to the corporation's best interests, and (iii) in the case of a criminal proceeding, such person has no reasonable cause to believe his conduct was unlawful. The termination of a proceeding by judgment, order, settlement, or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that a director is not eligible for indemnification by a corporation. Instead, a person shall be deemed to have been found liable in respect of any claim, issue or matter only after the person shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom. A director may not be indemnified as described above for obligations resulting from a proceeding: (i) in which such person is found liable on the basis that he improperly received personal benefit, whether or not the benefit resulted from an action taken in his official capacity, or (ii) in which such person is found liable to the corporation (except that in such cases such director may be indemnified against reasonable expenses actually incurred by the director in connection with the proceeding unless the director's misconduct was willful, in which case no such indemnification shall be paid).

  A corporation may provide indemnification as described above only if a determination of indemnification is made by (a) a majority vote of a quorum of directors who at the time of voting are not named defendants or respondents in such proceeding; (b) if such quorum cannot be obtained, by majority vote of a committee of directors, consisting solely of two or more directors who are not named as defendants or respondents in the relevant proceeding, and designated to act in the matter by a majority vote of all directors; (c) by special legal counsel selected by the board acting as described in (a), or selected by a committee established as described in (b), or, if such quorum cannot be obtained and such committee is not established, by a majority vote of all named defendants or respondents in the proceeding; or (d) by the shareholders in a vote that excludes the shares held by directors who are named defendants or respondents in the proceeding. A court may order indemnification even though certain of these conditions are not met if the court deems indemnification proper and equitable; provided, however, that the court-ordered indemnification shall be limited to reasonable expenses actually incurred by such person in connection with the proceeding if the person is found to be liable to the corporation or on the basis that he improperly received a personal benefit.

  A person may be indemnified by a corporation as previously described against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding, provided, that if such a person is found liable to the corporation or is liable on the basis that personal benefit was improperly received by the person, the indemnification shall be limited to reasonable expenses actually incurred by the person in connection with the proceeding and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation.

  A corporation shall indemnify a director against reasonable expenses incurred by him in connection with the proceeding in which he is a named defendant or respondent because he is or was a director if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. In addition, if a director sues a corporation to recover indemnification in such a case, the court, upon ordering the corporation to pay indemnification, shall also award the director his expenses incurred in securing the indemnification.

  A corporation may pay, or reimburse a director for, the director's reasonable expenses incurred because he was, is, or is threatened to be made a named defendant or respondent in a proceeding, in advance of any final disposition of the proceeding and without any determination that the director is entitled to such payment or reimbursement under the above-described standards if the director gives the corporation a written affirmation by the director that in good faith he believes that he is eligible for indemnification under Article 2.02-1 of the TBCA and a written undertaking by or on behalf of the director (which must be an unlimited general obligation but that need not be secured, and that may be accepted without reference to the director's financial ability to pay) to repay the amount paid or reimbursed if it is ultimately determined that indemnification for such expenses is prohibited under the standards enumerated above.

  Notwithstanding the above, a corporation may pay or reimburse a director for expenses incurred in connection with the director's appearance as a witness or other participation in a proceeding at a time when the director is not a named defendant or respondent in the proceeding.

  Article 2.02-1 of the TBCA permits the purchase and maintenance of insurance or another arrangement on behalf of directors, officers, employees and agents of the corporation against any liability asserted against or incurred by them in any such capacity or arising out of the person's status as such, whether or not the corporation itself would have the power to indemnify any such officer or director against such liability; provided, that if the insurance or other arrangement is with a person or entity that is not regularly engaged in the business of providing insurance coverage, the insurance or arrangement may provide for payment of a liability with respect to which the corporation would not have the power to indemnify the person only if including coverage for the additional liability has been approved by the shareholders of the corporation.

  Any indemnification of, or advance of expenses to, a director must be reported in writing to shareholders prior to the notice or waiver of notice of the next shareholders' meeting or other action, and, in any case, within the 12-month period immediately following such indemnification or advance.

  A corporation may indemnify officers and others who are not officers, employees, or agents of the corporation, but who are serving at the corporation's request as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary for another entity, to the same extent that the corporation indemnifies
directors.   A corporation may indemnify and advance expenses to such officers and other persons to the same extent that it may indemnify, or advance expenses to, directors.

  Article IX of the Registrant's Restated Articles of Incorporation (the "Articles") provides that, to the extent permitted by applicable law and by resolution or other proper action of the Board of Directors of the Registrant, the Registrant will indemnify its present and former directors and officers, its employees and agents and any other person serving at the request of the Registrant as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, association, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding to which any such person is, or is threatened to be made, a party and which may arise by reason of the fact he is or was a person occupying any such office or position. In addition, the Registrant currently maintains directors and officers liability insurance.

  Article XVI of the Articles provides that the Registrant's directors shall not be liable to the Registrants or its shareholders for monetary damages for an act or omission in the director's capacity as a director except for liability based upon (i) a breach of duty of loyalty to the Registrant or its shareholders, (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or (iv) an act related to an unlawful stock repurchase or payment of a dividend.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.
         -----------------------------------

         Not applicable.

ITEM 8.  EXHIBITS.
         --------

  Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:

 4.1*  --    American Physicians Service Group, Inc. 1995 Non-employee Director Stock Option Plan

 4.2*  --    Non-Employee Directors' Stock Option

 4.3   --    Specimen of Common Stock Certificate (incorporated by reference to the Company's
             Registration Statement on Form S-1, File No. 2-85321)
   5*  --    Opinion of Vinson & Elkins L.L.P.

23.1*        Consent of KPMG Peat Marwick LLP

23.2*  --    Consent of Vinson & Elkins L.L.P. (included in its opinion filed as Exhibit 5 hereto)

24.1*  --    Power of Attorney (see signature pages hereto)

- --------------------
*Filed Herewith

ITEM 9.      UNDERTAKINGS.
             ------------

   The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S) 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 ((S) 239.13 of this chapter) or Form S-8 ((S) 239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

   (2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing on an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act)that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on the 28th day of June, 1996.

                                     AMERICAN PHYSICIANS SERVICE GROUP, INC.


                                     By:  /s/ W. H. Hayes
                                          ---------------------------------
                                          W. H. Hayes,
                                          Senior Vice President-Finance,
                                          Secretary and Chief Financial Officer

   Each person whose signature appears below authorizes W. H. Hayes and Kenneth
S. Shifrin, and each of them, each of whom may act without joinder of the other, to execute in the name of each such person who is then an officer or director of the Company and to file any amendments to this Registration Statement necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of this Registration Statement, which amendments may make such changes in the Registration Statement as such attorney may deem appropriate. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the date indicated.

Signature                                         Capacity                          Date
- -----------------------------  ----------------------------------------------  --------------
   /s/ Kenneth S. Shifrin      Chairman of the Board and Chief Executive       June 28, 1996
- -----------------------------  Officer
Kenneth S. Shifrin             (Principal Executive Officer)

   /s/ W. H. Hayes             Senior Vice President - Finance, Secretary      June 28, 1996
- -----------------------------  and
W. H. Hayes                    Chief Financial Officer
                               (Principal Financial Officer)

   /s/ Thomas R. Solimine      Controller                                      June 28, 1996
- -----------------------------  (Principal Accounting Officer)
Thomas R. Solimine

   /s/ Jack R. Chandler        Vice Chairman of the Board and Director         June 29, 1996
- -----------------------------
Jack R. Chandler, M.D.

   /s/ Richard J. Clark        Director                                        June 29, 1996
- -----------------------------
Richard J. Clark

                               Director                                        June __, 1996
- -----------------------------
Jack Murphy

   /s/ William A. Searles      Director                                        June 28, 1996
- -----------------------------
William A. Searles

   /s/ Robert L. Myer          Director                                        June 28, 1996
- -----------------------------
Robert L. Myer


                                 EXHIBIT INDEX

                                                                                              SEQUENTIAL
EXHIBIT                                 DESCRIPTION OF EXHIBIT                                 PAGE NO.
- ---------                               ----------------------                                ----------
 4.1*      -   American Physicians Service Group, Inc. 1995 Non-employee Director Stock
               Option Plan

 4.2*      -   Non-Employee Directors' Stock Option

 4.3       -   Specimen of Common Stock Certificate (incorporated by reference to the
               Company's Registration Statement on Form S-1, File No. 2-85321)

   5*      -   Opinion of Vinson & Elkins L.L.P.

23.1*          Consent of KPMG Peat Marwick LLP

23.2*      -   Consent of Vinson & Elkins L.L.P. (included in its opinion filed as Exhibit
               5 hereto)

24.1*      -   Power of Attorney (see signature pages hereto)

- ------------------------------
*Filed Herewith